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                                AMERICREDIT CORP.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)


                                           Three Months Ended           Nine Months Ended
                                                March 31,                     March 31 ,
                                        -------------------------     -------------------------
                                           1996          1995           1996           1995
                                           ----          ----           ----           ----
PRIMARY:
Average common shares
  outstanding                           28,432,836     28,711,076     28,525,606     28,740,237

Common share equivalents
  resulting from assumed
  exercise of stock options
  and warrants                           1,649,357      1,548,774      1,649,792      1,450,763
                                        ----------     ----------     ----------     ----------

Average common shares and
  share equivalents
  outstanding                           30,082,193     30,259,850     30,175,398     30,191,000
                                        ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------

FULLY DILUTED:
Average common shares
  outstanding                           28,432,836     28,711,076     28,525,606     28,740,237

Common share equivalents
  resulting from assumed
  exercise of stock options
  and warrants                           1,720,298      2,104,612      1,770,318      1,896,961
                                        ----------     ----------     ----------     ----------

Average common shares and share
  equivalents outstanding               30,153,134     30,815,688     30,295,924     30,637,198
                                        ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------

NET INCOME                                 $ 6,312        $ 2,650        $14,418        $ 6,543
                                           -------        -------        -------        -------
                                           -------        -------        -------        -------

EARNINGS PER SHARE:

  Primary                                  $   .21        $   .09        $   .48        $   .22
                                           -------        -------        -------        -------
                                           -------        -------        -------        -------

  Fully diluted                            $   .21        $   .09        $   .48        $   .21
                                           -------        -------        -------        -------
                                           -------        -------        -------        -------


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Primary earnings per share has been computed by dividing net income by the average common shares and share equivalents outstanding. Common share equivalents were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of common share equivalents.

Fully diluted earnings per share has been computed in the same manner as primary earnings per share except that the higher of the average or end of period common stock market price was used to determine the number of common share equivalents.